Exhibit 99.1

News Release

General Inquiries: (877) 847-0008

www.sanchezpp.com

Investor Contact: Charles C. Ward

                                (877) 847-0009

Sanchez Production Partners Reports

Second Quarter 2015 Results

HOUSTON--(Marketwired)—Aug. 13, 2015--Sanchez Production Partners LP (NYSE MKT: SPP) (“SPP” or the “Partnership”) today reported second quarter 2015 results.  Highlights from the report include:

•

Total production of 402 MBOE during the second quarter 2015, an increase of 24% when compared to the prior quarter as a result of the Partnership’s acquisition of Eagle Ford Shale assets from Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy”) which closed on March 31, 2015 (the “Eagle Ford Acquisition”);

•	Net daily production of 4,414 BOE/D during the second quarter 2015, of which approximately 36% was from oil and liquids and 64% was from natural gas;
•

Total revenue of $14.7 million, which includes $10.3 million of sales revenue, approximately 65% of which was from oil and liquids sales and 35% of which was from natural gas sales, $4.0 million from hedge settlements and $0.4 million from services provided to third parties, before $9.9 million in losses from mark-to-market activities, which is a non-cash item;

•

Operating costs, which include lease operating expenses, production taxes and general and administrative expenses, net of certain non-cash items, of $23.13 per BOE during the second quarter 2015, which was slightly lower when compared to the prior quarter after adjustments for non-recurring items; and

•	Adjusted EBITDA of $5.2 million for the second quarter 2015, an increase of 7% when compared to prior quarter Adjusted EBITDA of $4.9 million after adjustments for non-recurring items.

Management Commentary

"We have worked diligently over the past two years to transform SPP from an orphaned, publicly-traded limited liability company with significant leverage and no ability to grow into a well-sponsored, master limited partnership with a diversified asset mix and identified growth potential,”  said Gerald F. Willinger, Interim Chief Executive Officer of SPP’s general partner.  “Having successfully completed the Eagle Ford Acquisition of escalating working interests last quarter -- our first transaction with Sanchez Energy -- we have significantly altered the Partnership’s production profile, which was previously dominated by legacy dry gas assets, and set the stage for the next phase of our business development aimed at making sustainable distributions that grow over time.”

"On the heels of the Eagle Ford Acquisition, which closed on March 31, 2015, our second quarter 2015 operating results were in line with expectations.  Our oil and liquids production in the second quarter increased to 36% of total production, as compared to 19% in the first quarter, and accounted for approximately 65% of our total sales revenue.  The shift in our production profile, together with the strength of our hedge portfolio and lower capital requirements, allowed us to achieve $5.2 million in Adjusted EBITDA during the second quarter 2015 and increase our liquidity by $3.0 million over the prior quarter.  Most importantly, the acquisition has allowed us to better align our asset base with the activities of our sponsor and shift our attention to growth opportunities.  As we look ahead, we target growth through the acquisition of cash producing assets involved in production, gathering and processing activities, with an emphasis on assets and structures that exhibit a high fixed revenue component and low maintenance capital requirements.  We believe these opportunities will begin to come into focus in the second half of this year, and we look forward to updating unitholders as our plans unfold.”

Operating and Financial Results

The Partnership produced 402 MBOE during the second quarter 2015, an increase of 24% when compared to the prior quarter, primarily as a result of the Eagle Ford Acquisition, for average net production of 4,414 BOE/D for the quarter.  Net oil and liquids production for the second quarter 2015, which accounted for approximately 36% of the Partnership’s total production during the quarter, was 1,568 BBL/D, an increase of 37% when compared to second quarter 2014.  For the first six months of 2015, the Partnership produced 725 MBOE for average net production of 4,007 BOE/D, a decrease of 4% when compared to the same six month period of 2014.  Net oil and liquids production for the first six months of 2015 was 1,130 BBL/D, an increase of 10% when compared to the same six month period of 2014.

The Partnership’s total revenue for the second quarter 2015 includes revenue from sales of $10.3 million, of which approximately 65% was from oil and liquids sales and 35% was from natural gas sales, revenue from hedge settlements of $4.0 million, and revenue from services provided to third parties of $0.4 million.  Also included in Partnership’s total revenue is $9.9 million in losses on mark-to-market activities, which is a non-cash item.  Revenue from sales and hedge settlements during the second quarter 2015, which totaled $14.3 million, increased $2.8 million, or approximately 25%, when compared to the first quarter 2015.

Operating costs, which include lease operating expenses, production taxes and general and administrative expenses, net of certain non-cash items, averaged $23.13 per BOE in the second quarter 2015 as compared to $23.20 per BOE in the prior quarter and $25.41 per BOE in the second quarter 2014, after adjustments in each of the comparable periods for non-recurring items, which relate to the implementation of services agreements with SPP’s sponsor, SPP’s conversion from a limited liability company to limited partnership, employee severance, litigation, and the Eagle Ford Acquisition.  For the first six months of 2015, operating costs, adjusted for non-recurring items, averaged $23.16 per BOE as compared to $25.29 per BOE for the same six month period of 2014, after adjustments for non-recurring items.

The Partnership reported second quarter 2015 Adjusted EBITDA of $5.2 million, which compares to Adjusted EBITDA of $4.9 million in the first quarter 2015 after adjustments for non-recurring items and an Adjusted EBITDA loss of $0.4 million in the first quarter 2015 before adjustments for non-recurring items.  Adjusted EBITDA for the first six months of 2015 was $10.1 million after adjustments in the first quarter 2015 for non-recurring items and $4.8 million before adjustments for the non-recurring items.  On a GAAP basis, the Partnership recorded a net loss of $10.3 million for the second quarter 2015.  For the first six months of 2015, the Partnership reported a net loss of $100.3 million, which includes an impairment charge in the first quarter 2015 of $82.9 million related to the Partnership’s legacy assets located in Kansas and Oklahoma.

The Partnership completed no new wells or recompletions in the second quarter 2015.  The Partnership’s capital spending during the second quarter 2015 totaled approximately $0.1 million.  For the first six months of 2015, capital spending totaled approximately $1.1 million.

Credit Facility and Hedging Update

As of Aug. 13, 2015, the Partnership has $106.0 million in debt outstanding under its credit facility, which has a borrowing base of $110.0 million.  The Partnership reported cash and cash equivalents totaling $5.2 million as of June 30, 2015.

For the period July 1, 2015 through Dec. 31, 2015, the Partnership has hedged approximately 2.3 Bcf of its natural gas production at an effective NYMEX fixed price of approximately $4.17 per Mcf and approximately 228 MBbl of its crude oil production at an effective NYMEX fixed price of approximately $75.36 per barrel.

REVERSE SPLIT AND UNIT COUNT

The Partnership completed a one-for-ten reverse split of its common units after the market closed on Aug. 3, 2015.  As a result of the reverse split, the Partnership’s issued and outstanding common units as of Aug. 13, 2015 totaled approximately 3.1 million.  In connection with the reverse unit split, the CUSIP number of the Partnership’s common units changed to 79971C201 (ISIN US79971C2017).  The Partnership’s ticker symbol on the NYSE MKT, “SPP,” remains the same.

Conference Call Information

The Partnership will host a conference call at 10:30 a.m. (CDT) on Friday, Aug. 14, 2015 to discuss second quarter 2015 results.

To participate in the conference call, analysts, investors, media and the public in the U.S. may dial (888) 849-8924 shortly before 10:30 a.m. (CDT).  The international phone number is (773) 756-4804.  The conference password is PARTNERS.

A replay will be available beginning approximately one hour after the end of the call by dialing (800) 967-7626 or (203) 369-3097 (international).  A live audio webcast of the conference call and the earnings release will be available on the Partnership’s website (www.sanchezpp.com) under the Investor Relations page.  The call will also be recorded and archived on the site.

About the Partnership

Sanchez Production Partners LP is a publicly-traded limited partnership focused on the acquisition, development and production of oil and natural gas properties and other integrated assets.

Additional Information

Additional information about SPP can be found in the Partnership’s documents on file with the U.S. Securities and Exchange Commission (www.sec.gov) and in the “Investor Presentation” available on the Partnership’s website.

The Partnership anticipates it will file its second quarter 2015 Form 10-Q with the U.S. Securities and Exchange Commission on Aug. 14, 2015.

Non-GAAP Measures

We present Adjusted EBITDA in addition to our reported net income (loss) in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by interest (income) expense, net; depreciation, depletion and amortization; asset impairments; accretion expense; (gain) loss on sale of assets; (gain) loss from equity investment; unit-based compensation programs; and (gain) loss on mark-to-market activities.

Adjusted EBITDA is used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure.  Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.  These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management.  These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors.  Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.  In addition, management's assumptions about future events may prove to be inaccurate.  Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur.  Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings.  All forward-looking statements speak only as of the date of this news release.  We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

PARTNERSHIP CONTACT

Charles C. Ward

Chief Financial Officer

Sanchez Production Partners GP LLC

877-847-0009

(Operating and Financial Highlights Follow)

Sanchez Production Partners LP

Operating Statistics

	Three Months Ended June 30,		Six Months Ended June 30,	
	2015	2014	2015	2014
Net Production in MBOE:				
Total production (MBOE)	402	383	725	755
Average daily production (BOE/D)	4,414	4,212	4,007	4,171
Average Sales Price per BOE:				
BOE Net realized price, including hedges	$35.65 (a)	$44.69 (a)	$35.59 (a)	$43.84 (a)
BOE Net realized price, excluding hedges	$25.68 (b)	$41.60 (b)	$22.39 (b)	$41.05 (b)

(a) Excludes impact of mark-to-market gains (losses)

(b) Excludes all hedges, the impact of mark-to-market gains (losses).

Net Wells Drilled and Completed	-	-	-	4
Net Recompletions	-	1	-	4
Developmental Dry Holes	-	-	-	-
Net Wells and Net Recompletions in Progress	-	1	-	1

Sanchez Production Partners LP

Condensed Consolidated Balance Sheets

	June 30, 2015	Dec. 31, 2014
	($ in thousands)	
Current assets	$ 23,909	$ 27,300
Oil and natural gas properties, net of accumulated depreciation, depletion, amortization and impairments	127,276	135,310
Other assets	8,607	10,637
Total assets	$ 159,792	$ 173,247
Current liabilities	$ 8,514	$ 6,893
Long-term debt	106,000	42,500
Other long-term liabilities	18,395	17,031
Total liabilities	132,909	66,424
Members' equity	-	106,823
Partners' capital	26,883	-
Total members' equity/partners' capital	26,883	106,823
Total liabilities and members' equity/partners' capital	$ 159,792	$ 173,247